EXHIBIT 10.1
AMENDMENT AND RESTATEMENT OF THE
PEABODY HOLDING COMPANY, INC.
SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN
          WHEREAS, Peabody Holding Company, Inc. (“PHCI”) previously adopted the Peabody Holding Company, Inc. Supplemental Savings and Investment Plan (“Plan”) for the benefit of a select group of management or highly compensated employees of the Company and its subsidiaries or affiliates, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, whose benefits under the Peabody Investments Corp. Employee Retirement Account and, prior to January 1, 2006, the Lee Ranch Coal Company Retirement and Savings Plan or Black Beauty Coal Company 401(k) Plan are limited by the provisions of Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (“Code”); and
          WHEREAS, PHCI desires to, and hereby does, transfer its responsibilities with respect to sponsorship and administration of the Plan to its parent corporation, Peabody Investments Corp. (“Company”), and the Company desires to, and hereby does, assume such responsibilities; and
          WHEREAS, the Company desires to change the name of the Plan to the Peabody Investments Corp. Supplemental Employee Retirement Account and to amend the Plan to reflect certain changes in operation and administration and to comply with certain requirements under the Code; and
          WHEREAS, the Company retained the right to amend the Plan pursuant to Section 5.1 thereof; and
          WHEREAS, the Company desires to amend and restate the Plan effective as of January 1, 2005;
          NOW, THEREFORE, effective January 1, 2005, except as otherwise set forth herein, the Plan is hereby amended and restated to read as follows:

PEABODY INVESTMENTS CORP.
SUPPLEMENTAL EMPLOYEE RETIREMENT ACCOUNT

PAGE
SECTION 7 - DISTRIBUTIONS AT RETIREMENT	12

7.1. Normal Retirement Distributions	12

SECTION 8 - DISTRIBUTIONS AT TERMINATION OF EMPLOYMENT (VESTING)	13

8.1. Distributions Upon Termination Of Employment	13
8.2. Determination Of Vested Portion	13
8.3. Forfeitures	14

SECTION 9 - DISTRIBUTIONS AT DEATH	15

9.1. Distributions Upon Death	15
9.2. Designation Of Beneficiary	15
9.3. Beneficiary Not Designated	15

SECTION 10 - ADMINISTRATION	16

10.1. Plan Administrator	13
10.2. Construction	13
10.3. Delegation By The Plan Administrator	13
10.4. Records Of The Plan Administrator	13
10.5. Committee	13
10.6. Decisions ByThe Committee	14
10.7. Meetings Of The Committee	14
10.8. Expenses	14

SECTION 11 - CLAIM PROCEDURE	18

11.1. Claim.	18
11.2. Claim Decision	18
11.3. Request For Review	18
11.4. Review Of Decision	19

SECTION 12 - AMENDMENT AND TERMINATION	21

12.1. Amendment	21
12.2. Termination; Discontinuance Of Credits	21

SECTION 13 - MISCELLANEOUS	22

13.1. Participants’ Rights	22
13.2. Spendthrift Clause	22
13.3. Delegation Of Authority By Employer	22
13.4. Distributions To Minors	22
13.5. Construction Of Plan	22
13.6. Gender, Number And Headings	22
13.7. Separability Of Provisions	23
13.8. Service Of Process	23

ii

PEABODY INVESTMENTS CORP.
SUPPLEMENTAL EMPLOYEE RETIREMENT ACCOUNT
SECTION 1 — NAME OF PLAN
          This Plan shall be known as the “Peabody Investments Corp. Supplemental Employee Retirement Account.”

SECTION 2 — DEFINITIONS
     2.1. Basic Plan.
          “Basic Plan” means the Peabody Investments Corp. Employee Retirement Account and, prior to January 1, 2006, the Lee Ranch Coal Company Retirement and Savings Plan and Black Beauty Coal Company 401(k) Plan.
     2.2. Board.
          “Board” means the board of directors of the Company or of any successor by merger, purchase or otherwise.
     2.3. Code.
          “Code” means the Internal Revenue Code of 1986, as amended.
     2.4. Committee.
          “Committee” means the Committee appointed pursuant to Section 10.5.
     2.5. Company.
          “Company” means Peabody Investments Corp.
     2.6. Compensation.
          “Compensation” means base pay plus overtime received by an Employee during the Plan Year for services rendered with respect to the Employer. Such amount shall include all amounts contributed to a cafeteria plan which meets the requirements of Section 125 of the Code. Such amount shall not include Employer credits under this Plan or Employer contributions or benefits under any plan qualified under Section 401 of the Code, awards under the incentive compensation plan or any similar incentive plans, payments under any savings plan, any special allowance for foreign service, or any payment during long-term disability.
     2.7. Controlled Group.
          “Controlled Group” means the Company and all other entities required to be aggregated with the Company under Sections 414(b), (c), or (m) of the Code or regulations issued pursuant to Section 414(o) of the Code.
     2.8. Employee.
          “Employee” means any person who is classified by the Employer as an employee.
     2.9. Employer.
          “Employer” means the Company or (i) prior to January 1, 2006, Patriot Coal Company L.P. (including its affiliates Grand Eagle Mining, Inc. and Ohio County Coal Company, which are hereinafter collectively referred to as “Patriot Coal Company, L.P.”),

Powder River Coal Company, HMC Mining, LLC, Appalachia Mine Services, LLC, Black Stallion Coal Company, LLC, Lee Ranch Coal Company, Black Beauty Coal Company, Twentymile Coal Company or any other member of the Controlled Group which has, with the consent of the Board, adopted the Plan, or (ii) effective January 1, 2006, any other member of the Controlled Group which has, with the consent of the Board, adopted the Plan, as set forth on Exhibit A, as amended from time to time.
     2.10. Normal Retirement Date.
          “Normal Retirement Date” means the date on which a Participant terminates his or her employment with the Employer (except by death) provided such date is on or after (a) his attainment of age 62 or (b) such Participant’s “Normal Retirement Date” under a plan qualified under Section 401 of the Code maintained by the Employer which is a defined benefit plan, whichever comes first.
     2.11. Participant.
          “Participant” means an Employee who has satisfied the eligibility requirements of Section 3 and who has not become a former Participant under Section 3.2.
     2.12. Plan Administrator.
          “Plan Administrator” means Peabody Investments Corp.
     2.13. Plan Year.
          “Plan Year” means the 12-month period commencing on January 1 and ending on December 31.
     2.14. Pro-Rated Salary.
          “Pro-Rated Salary” means:
     (a) in the case of a Participant compensated on a salaried basis, such Participant’s base salary determined as of the last day of the Employer’s fiscal year; or
     (b) in the case of a Participant compensated on an hourly basis, the product of such Participant’s hourly rate determined as of the last day of the Employer’s fiscal year multiplied by 2,080;
multiplied by a fraction, the numerator of which is the number of days on which the Participant was an Employee under the Basic Plan, as defined therein, during such fiscal year, and the denominator of which is 365 (or, in a leap year, 366). For purposes of this calculation only, a person shall not be considered an “Employee” during any period during which he or she is (a) on salary continuance for disability, (b) receiving accrued vacation or other similar amounts following retirement under the Employer’s retirement program, (c) on a leave of absence described in Section 13.3 of the Peabody Investments Corp Employee Retirement Account or, on or after January 1, 2004 and prior to January 1, 2006, in the Black Beauty Coal Company 401(k) Plan, or (d) prior to January 1, 2006, employed by Powder River Coal Company, Lee Ranch

Coal Company or Twentymile Coal Company or, effective January 1, 2006, performing services in the Colorado (other than for Seneca Coal Company), New Mexico or Wyoming region, as determined from the books and records of the Controlled Group (other than as a person who is employed at the level of Director or above and is eligible for a long-term incentive plan maintained by the Company or a member of the Controlled Group).
     2.15. Valuation Date.
          “Valuation Date” means any business day the New York Stock Exchange is open for trading.
     2.16. Years of Service.
          “Years of Service” means years of service as credited under the Basic Plan.

SECTION 3 — ELIGIBILITY
     3.1. Participants.
          With respect to any Plan Year (hereinafter referred to in this Section 3.1 as the “current Plan Year”):
     (a) each Employee (1) who is a member of a select group of management or highly compensated employees of the Employer, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) who is eligible to participate in the Basic Plan, and (3) whose Compensation for the Plan Year immediately preceding the current Plan Year exceeded the limit under Section 401(a)(17) of the Code in effect for the current Plan Year (or, in the case of a newly hired Employee who commences employment with the Employer during the current Plan Year, whose Compensation for the current Plan Year is anticipated to exceed such limit), shall be eligible:
     (i) to elect to defer his or her Compensation in accordance with Section 4.1; and
     (ii) for Employer matching credits under Section 4.2 and performance credits under Section 4.3;
     for the current Plan Year;
     (b) effective January 1, 2006, any other Employee who is eligible for an allocation of the Performance Contribution under the Basic Plan, as defined therein, for the current Plan Year which exceeds the limit under Section 415 of the Code or whose Compensation for the current Plan Year exceeds the limit under Section 401(a)(17) of the Code in effect for the current Plan Year shall be eligible for performance credits under Section 4.3; or
     (c) any Employee (1) who is a member of a select group of management or highly compensated employees of the Employer, within the meaning of ERISA, and (2) whose Compensation for the current Plan Year exceeds $150,000, shall be eligible for discretionary credits under Section 4.4; provided however, that nothing in this Section 3.1(b) or elsewhere in the Plan shall constitute or be construed as a guarantee that any such Employee shall have discretionary credits credited to his or her account for any Plan Year.
     3.2. Cessation Of Participation.
          A person shall cease to be a Participant and shall become a former Participant when he or she
     (a) has ceased to be employed by the Employer, and
     (b) has no undistributed account balances under the Plan;

provided, however, that an Employee shall not be eligible for credits under Section 4 for any Plan Year with respect to which the Employee does not satisfy the applicable requirements of Section 3.1.

SECTION 4 — CREDITS
     4.1. Deferral Credits.
          A Participant may elect to have from 2% (effective January 1, 2006, 1%) to 50% (effective January 1, 2006, 60%) of his or her Compensation deferred and credited by the Employer to the Plan to the extent such amount exceeds the amount of Compensation which the Participant was entitled to contribute to the Basic Plan under the limits of Sections 401(a)(17) and 415 of the Code. Each Participant shall elect in accordance with the rules and procedures established by the Plan Administrator in increments of 1% the percentage of his or her Compensation under this Section to be credited to his or her account as described under 5.1. Any amounts described in this Section 4.1 shall be credited to the Plan as of the date the Participants’ contributions to the Basic Plan would be paid to the applicable trustee.
     4.2. Employer Matching Credits.
     (a) Prior to January 1, 2006, except with respect to those Participants described in the next sentence, the Employer will credit to the Plan an amount equal to 100% of the first 3% of his or her Compensation that a Participant elects to have deferred and credited to the Plan under Section 4.1 plus 75% of the next 4% of his or her Compensation that a Participant elects to have deferred and credited to the Plan under Section 4.1. With respect to each Participant (i) who is employed by Powder River Coal Company the Employer will credit to the Plan an amount equal to 50% of the first 6% of his or her Compensation that such Participant elects to have deferred and credited to the Plan under Section 4.1, (ii) who is employed by Lee Ranch Coal Company the Employer will credit to the Plan an amount equal to 100% of the first 4% of his or her Compensation that such Participant elects to have deferred and credited to the Plan under Section 4.1, or (iii) who is employed by Black Beauty Coal Company the Employer will credit to the Plan an amount equal to 90% of the first 6% of his or her Compensation that such Participant elects to have deferred and credited to the Plan under Section 4.1. Any amounts described in this Section 4.2 shall be credited to the Plan as of the same date that amounts which are matched under this Section 4.2 are credited to the Participant’s account under Section 4.1.
     (b) Effective January 1, 2006, the Employer will credit to the Plan an amount equal to 100% of the first 6% of his or her Compensation that the Participant elects to have deferred and credited to the Plan under Section 4.1.
     4.3. Performance Credits.
          In addition to any amounts credited to the Plan by the Employer pursuant to Section 4.2, the Employer will credit an additional amount if the Employer meets or exceeds certain performance targets established by the Board on an annual basis. If the maximum performance target established by the Board for the Employer’s fiscal year is met or exceeded, the Employer will credit to the Plan on behalf of each Participant described in Section 3.1(a) or (b) (other than, prior to January 1, 2006, a Participant employed by Powder River Coal Company, Lee Ranch Coal Company or Twentymile Coal Company) who is employed on the last day of such fiscal year an amount equal to 4% of the Participant’s Pro-Rated Salary to the extent such amount exceeds the amount of Pro-Rated Salary which the Participant was entitled to have the Employer contribute on his or her behalf to the Basic Plan, if any, under the limits of Sections 401(a)(17) and 415 of the Code. If the Employer meets the minimum performance target established by the Board for the Employer’s fiscal year but does not meet the maximum performance target, the Employer will credit to the Plan on behalf of each eligible Participant who is employed on the last day of such fiscal year a percentage of such Participant’s Pro-Rated Salary to be determined by the Board (which percentage shall be less than 4% of the Participant’s Pro-Rated Salary) based on the Employer’s overall performance in relation to the maximum and minimum performance target ranges to the extent such amount exceeds the amount of Pro-Rated Salary which the Participant was entitled to have the Employer contribute on his or her behalf to the Basic Plan, if any, under the limits of, Sections 401(a)(17) and 415 of the Code. Any amounts described in this Section 4.3 shall be credited to the Plan as soon as practicable following the determination of whether the Employer has met or exceeded the applicable performance targets. Notwithstanding the foregoing, (i) if the Employer does not meet the minimum performance target established by the Board for the Employer’s fiscal year, the Board may, in its sole discretion, authorize the Employer to credit to the Plan on behalf of each eligible Participant who is employed on the last day of such fiscal year a percentage of such Participant’s Pro-Rated Salary determined by the Board to the extent such amount exceeds the amount of Pro-Rated Salary which the Participant was entitled to have the Employer contribute on his or her behalf to the Basic Plan, if any, under the limits of Sections 401(a)(17) and 415 of the Code; and (ii) if the Employer exceeds the maximum performance target established by the Board for the Employer’s fiscal year, the Board may, in its sole discretion, authorize the Employer to credit to the Plan on behalf of each eligible Participant who is employed on the last day of such fiscal year an additional percentage of such Participant’s Pro-Rated Salary determined by the Board to the extent such amount exceeds the amount of Pro-Rated Salary which the Participant was entitled to have the Employer contribute on his or her behalf to the Basic Plan, if any, under the limits of Sections 401(a)(17) and 415 of the Code. Notwithstanding anything herein to the contrary, effective January 1, 2006, a Participant who performs services in the Colorado (other than for Seneca Coal Company), New Mexico or Wyoming regions, as determined from the books and records of the Controlled Group (other than any such Participant who is employed at the level of Director or above and is eligible for a long-term incentive plan maintained by the Company or a member of the Controlled Group), for all or part of any fiscal year shall not be entitled to a Performance Credit under this Section 4.3 for the portion of such fiscal year during which such Participant performs such services.
     4.4. Discretionary Credits.
          For any Plan Year, the Employer may credit to the Plan for one or more Participants described in Section 3.1(c) an amount determined by the Employer in its sole discretion for each such Participant. Nothing herein shall require the Employer to credit (i) any such amount for any Plan Year, (ii) the same amount, either as a dollar amount or a percentage of Compensation, for all such Participants, or (iii) any amount for any particular Participant. The fact that a Participant is credited with an amount under this Section 4.4 for any Plan Year shall not entitle that Participant to be credited with any such amount for any subsequent Plan Year.
     4.5. Elections.
          Each election by a Participant under Section 4.1 for a Plan Year must be made prior to the beginning of the Plan Year in accordance with the rules and procedures established by the Plan Administrator; provided, however, that in the case of a newly hired Participant who commences employment with the Employer during a Plan Year, such election may be made within 30 days after the Participant commences such employment. Any such election shall be effective and irrevocable for such Plan Year (or, in the case of a newly hired Participant, for the portion of the Plan Year following such election), and shall remain in effect for subsequent Plan Years in which the Participant continues to satisfy the requirements of Section 3.1 unless the Participant makes a new election with respect to any such Plan Year in accordance with this Section 4.5.

SECTION 5 — ALLOCATION
     5.1. Establishment Of Accounts.
          The Plan Administrator shall establish and maintain for each Participant a Pre-Tax Matched Account, a Pre-Tax Unmatched Account, a Company Pre-Tax Matching Account, a Performance Credit Account and a SERA Discretionary Account. All amounts by which an Employee elects to have his or her salary deferred under Section 4.1 up to the applicable percentage of Compensation set forth in Section 4.2 shall be credited to his or her Pre-Tax Matched Account, all amounts by which an Employee elects to have his or her salary deferred under Section 4.1 in excess of the applicable percentage set forth in Section 4.2 shall be credited to his or her Pre-Tax Unmatched Account, all Employer credits under Section 4.2 shall be credited to his or her Company Pre-Tax Matching Account, all Employer credits under Section 4.3 shall be credited to his or her Performance Credit Account and all Employer credits under Section 4.4 shall be credited to his or her SERA Discretionary Account.
     5.2. Crediting Earnings Or Losses.
          All earnings or losses shall be based on appreciation or depreciation in the fair market value of the investment funds in which the Participant is deemed to have invested his or her accounts under Section 6 and shall be credited to accounts based on account balances on each Valuation Date.
     5.3 Source of Payments.
          Notwithstanding anything herein to the contrary, the payments to any Participant or beneficiary under the Plan shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer; no person shall have any interest in any such assets by virtue of the provisions of this Plan. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions of this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer.
          In the event that, in its discretion, the Employer purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Employer to recover the cost of providing benefits, in whole or in part, hereunder, neither the Participant nor any beneficiary hereunder shall have any rights whatsoever therein or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such insurance policy or other property and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participants, any beneficiary or any other person nor as collateral security for any obligation of the Employer hereunder.

SECTION 6 — EARNINGS ON ACCOUNTS
     6.1. Investment Funds.
          A Participant may elect to have earnings or losses credited on all of his or her accounts as if such accounts had been invested in such funds as are made available from time to time under the Basic Plan, excluding the Peabody Energy Stock Fund.
     6.2. Participant’s Selection Of Investment Fund.
          Each Participant shall designate in 1% increments the percentages of amounts credited to his or her accounts under Section 4 for such Plan Year which are to be treated as if invested among the applicable investment funds. Such a designation shall be made in accordance with the rules and procedures established by Plan Administrator. Any such designation shall continue in effect for successive Plan Years unless changed in the same manner by the Participant. If any Participant fails to designate investment funds under this Section 6.2, amounts credited to his or her accounts under this Plan shall be treated as if invested in the applicable investment funds designated by the Participant for his or her contributions to the Basic Plan; provided, however, that in the case of a Participant who has not made an election to contribute to the Basic Plan, but for whom Employer credits under Section 4.3 or 4.4 have been credited to the Participant’s Performance Credit Account or SERA Discretionary Account, or for whom any amount would be treated as if invested in the Peabody Energy Stock Fund, such credits or amount will be treated as if invested in the investment fund designated by the Committee under Section 8.2 of the Basic Plan unless the Participant designates a different investment fund in accordance with this Section 6.2 or makes a deemed transfer of such portion of his or her accounts to a different investment fund in accordance with Section 6.3.
     6.3. Deemed Transfers Between Investment Funds.
          A Participant may elect in accordance with the rules and procedures established by the Plan Administrator to make a deemed transfer of all or any portion of his or her accounts that is treated as if invested in an investment fund by designating that such amount be treated as if subsequently invested in any other investment fund.
     6.4 Investments and Charges.
          Nothing in this Section 6 shall require the Employer to actually invest any amount credited to a Participant’s accounts in accordance with the Participant’s election; provided, however, that if the Employer in its sole discretion does make any such investment in order to assist it in the meeting of its liabilities under the Plan, the Participant’s accounts shall be reduced for any charges imposed by the applicable investment fund.

SECTION 7 — DISTRIBUTIONS AT RETIREMENT
     7.1. Normal Retirement Distributions.
          Upon a Participant’s Normal Retirement Date, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed to him or her in a lump sum. Such distribution shall be made on the later of:
     (a) the date which is six months after the Participant’s Normal Retirement Date; and
     (b) January 31 of the calendar year immediately following the calendar year in which the Participant’s Normal Retirement Date occurs;
or as soon as administratively feasible thereafter, but in no event later than the last day of the calendar year in which the date on which such distribution would be made in accordance with the foregoing occurs. A distribution hereunder shall be based on the value of the Participant’s accounts as of the Valuation Date as of which such distribution is being made.

SECTION 8 — DISTRIBUTIONS AT TERMINATION OF EMPLOYMENT (VESTING)
     8.1. Distributions Upon Termination Of Employment.
          A Participant whose employment with the Employer is terminated prior to the earlier of his or her death or Normal Retirement Date shall receive the vested portion of his or her accounts in a lump sum. Such distribution shall be made on the later of:
     (a) the date which is six months after the date of the Participant’s termination of employment; and
     (b) January 31 of the calendar year immediately following the calendar year in which the Participant’s termination of employment occurs;
or as soon as administratively feasible thereafter, but in no event later than the last day of the calendar year in which the date on which such distribution would be made in accordance with the foregoing occurs. A distribution hereunder shall be based on the value of the Participant’s accounts as of the Valuation Date as of which such distribution is being made.
     8.2. Determination Of Vested Portion.
     (a) A Participant’s Pre-Tax Matched Account. Pre-Tax Unmatched Account and Performance Credit Account shall be 100% vested and nonforfeitable at all times.
     (b) The portion of a Participant’s Company Pre-Tax Matching Account which shall be vested and nonforfeitable shall be determined in accordance with the following schedule:
     (i) prior to January 1, 2006:

Years of Service	Percentage of Account Vested
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%
     (ii) effective January 1, 2006:

Years of Service	Percentage of Account Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

     (c) The portion of a Participant’s SERA Discretionary Account which shall be vested and nonforfeitable shall be determined in accordance with a separate agreement entered into with the Participant.
     (d) Notwithstanding any provision herein to the contrary, a Participant’s accounts shall be 100% vested and nonforfeitable upon such Participant’s death or Normal Retirement Date.
     8.3. Forfeitures.
          The nonvested portion of the Company Pre-Tax Matching Account and SERA Discretionary Account of a Participant whose employment with the Employer is terminated prior to the earlier of his or her death or Normal Retirement Date shall be forfeited immediately when such Participant has terminated employment.

SECTION 9 — DISTRIBUTIONS AT DEATH
     9.1. Distributions Upon Death.
          Upon the death of a Participant while in the employment of the Employer, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed in a lump sum to his or her beneficiaries in accordance with Sections 9.2 and 9.3. Upon the death of a Participant after termination of his or her employment with the Employer but prior to distribution under Section 7 or 8 being made, the vested portion of the Participant’s account balances shall be distributed in a lump sum to his or her beneficiaries in accordance with Sections 9.2 and 9.3. Such distribution shall be made 15 days following the date of the Participant’s death or as soon as administratively feasible thereafter, but in no event later than the last day of the calendar year in which the date on which such distribution would be made in accordance with the foregoing occurs or, if later the 15th day of the third calendar month following such date. A distribution hereunder shall be based on the value of the Participant’s accounts as of the Valuation Date as of which such distribution is being made.
     9.2. Designation Of Beneficiary.
          Each Participant shall have the right to name and change primary and contingent beneficiaries under the Plan in accordance with the rules and procedures established by the Plan Administrator. Upon the death of the Participant, the vested balance of his or her accounts shall be divided among the primary or contingent beneficiaries designated by such Participant who survive the Participant.
     9.3. Beneficiary Not Designated.
          In the event the Participant has either failed to designate a beneficiary or no designated beneficiary survives him or her, the amounts otherwise payable to a beneficiary under the provisions of this Section shall be paid to the Participant’s surviving spouse or, if the Participant is not survived by his or her spouse, to the Participant’s executor or administrator.

SECTION 10 — ADMINISTRATION
     10.1 Plan Administrator.
          The Company shall be the Plan Administrator of the Plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, except as otherwise specifically set forth herein, shall be solely responsible for and have sole control of the operation and administration of the Plan and the establishment of such procedures and processes as may be necessary for the efficient operation and administration of the Plan.
     10.2 Construction.
          The Plan Administrator shall have the discretionary authority to construe, interpret and administer all provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, non-discriminatory basis in similar fact situations.
     10.3 Delegation By The Plan Administrator.
          The Plan Administrator may appoint such agents as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Plan Administrator may deem expedient or appropriate.
     10.4 Records Of The Plan Administrator.
          All acts and determinations of the Plan Administrator shall be duly recorded, and all such records, together with such other documents as may be necessary for the proper administration of the Plan, shall be preserved in the custody of the Plan Administrator. Such records and documents shall at all times be open for inspection and copying by any person designated by the Board.
     10.5 Committee.
          The Board shall appoint a Committee of one (1) or more persons who shall serve without remuneration at the pleasure of the Board to review claims determinations in accordance with Sections 11.3 and 11.4 and to perform such other duties as may be delegated to it by the Plan Administrator. Upon death, resignation, removal or inability of a member of the Committee to continue, the Board shall appoint a successor. The Committee shall appoint its own Chairman from among the regular members of the Committee and shall also appoint a Secretary who may be, but need not be, a member of the Committee. The Chief Executive Officer of the Company may appoint persons as alternate members for designated regular members of the Committee for the sole and limited purpose of acting in place of such regular member at a Committee meeting called under Section 10.7 which such regular member is unable to attend. Alternate members shall serve without remuneration at the pleasure of the Chief Executive Officer. If, at any time, the Board has not appointed a Committee, or there is no Committee, then the Plan Administrator shall exercise all of the duties, responsibilities, powers and authorities given to the Committee.

     10.6 Decisions By The Committee.
          A decision of the Committee may be made by a written document signed by a majority of the members of the Committee or by majority vote at a meeting of the Committee. The Secretary of the Committee shall keep all records of meetings and of any action by the Committee and any and all other records desired by the Committee. No member of the Committee shall make any decision or take any action covering exclusively his or her own benefits under the Plan. All such matters shall be decided by a majority of the remaining members of the Committee or, in the event of inability to obtain a majority, by the Board.
     10.7 Meetings Of The Committee.
          The Committee shall hold meetings upon such notice, at such place or places and at such times as the Committee may determine. Meetings may be called by the Chairman or any member of the Committee. A majority of the Committee shall constitute a quorum for the transaction of business.
     10.8 Expenses.
          Any expense incurred by the Plan Administrator or the Committee with respect to employment of agents, attorneys or other persons shall be paid by the Employer.

SECTION 11 — CLAIM PROCEDURES
     11.1 Claim.
          A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to:
Director, Benefits Administration
Peabody Investments Corp. Supplemental Employee Retirement Account
701 Market Street
St. Louis, Missouri 63101-1826
     11.2 Claim Decision.
          Upon receipt of a claim, the Director, Benefits Administration shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply in writing within such period. However, the Director, Benefits Administration may extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the Director, Benefits Administration shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Director, Benefits Administration expects to render the benefit determination. If the claim is denied in whole or in part, the Director, Benefits Administration will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
     (a) the specific reason or reasons for the denial;
     (b) the specific references to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;
     (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
     (e) the time limits for requesting a review of the denial under Section 11.3 hereof and for the actual review of the denial under Section 11.4 hereof.
     11.3 Request For Review.
          Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the Director, Benefits Administration’s prior determination. Such request must be addressed to:

Committee
Peabody Investments Corp. Supplemental Employee Retirement Account
701 Market Street
St. Louis, Missouri 63101-1826
          The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Director, Benefits Administration in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Director, Benefits Administration making its initial claims decision, without regard to whether such instrument was actually relied upon by the Director, Benefits Administration in making its decision or (iii) demonstrates compliance by the Director, Benefits Administration with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Director, Benefits Administration’s determination by the Committee within such 60-day period, he or she shall be barred and estopped from challenging such determination.
11.4	Review Of Decision.
          Within a reasonable period of time, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, it will review the Director, Benefits Administration’s determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Committee extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information. The Committee has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.
          If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
     (a) the specific reason or reasons for the denial;

     (b) the specific references to pertinent Plan provisions on which the denial is based;
     (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its decision, (ii) was submitted, considered or generated in the course of the Committee making its decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
     (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

SECTION 12 — AMENDMENT AND TERMINATION
12.1	Amendment.
          The Company shall have the right, by a resolution adopted by action of the Board or anyone to whom corporate authority to amend the Plan has been delegated by the Board, at any time and from time to time to amend, in whole or in part, any or all of the provisions of the Plan. No such amendment, however, shall cause any reduction in the amount credited to any Participant’s account.
12.2	Termination; Discontinuance Of Credits.
          The Company shall have the right at any time to terminate this Plan. Upon termination, partial termination, or complete discontinuance of credits, all Participants’ accounts (or, in the case of a partial termination, the accounts of all affected Participants) shall become fully vested, and shall not thereafter be subject to forfeiture.

SECTION 13 — MISCELLANEOUS
13.1	Participants’ Rights.
          Neither the establishment of the Plan hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, any officer or Employee thereof or the Board except as herein provided. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby.
13.2	Spendthrift Clause.
          No benefit or beneficial interest provided under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such benefit or beneficial interest shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.
          Notwithstanding the foregoing, if, at such time as the Participant or his or her beneficiary becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Company or any other Employer, and if such debt, obligation or other liability is due and owing at the time benefit payments are payable hereunder, the Company may offset the amount owed it or the other Employer against the amount of benefits otherwise payable hereunder.
13.3	Delegation Of Authority By Employer.
          Whenever the Employer, under the terms of this Plan, is permitted or required to do or perform any act, it shall be done and performed by any officer duly authorized by the board of directors of the Employer.
13.4	Distributions To Minors.
          In the event that any portion of the Plan becomes distributable to a minor or other person under legal disability (as determined by the laws of the jurisdiction in which he or she then resides), the Plan Administrator shall direct that such distribution be made to the legal representative of such minor or other person.
13.5	Construction Of Plan.
          This Plan shall be construed according to the laws of the State of Missouri, and all provisions of the Plan shall be administered according to the laws of such state.
13.6	Gender, Number And Headings.
          Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections are inserted for convenience of reference, constitute no part of the Plan and are not to be considered in the construction of the Plan.
13.7	Separability Of Provisions.
          If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.
13.8	Service Of Process.
          The General Counsel of the Company shall constitute the Plan’s agent for service of process.
13.9.	Qualified Domestic Relations Order.
          Notwithstanding anything in the Plan to the contrary, benefits may be distributed in accordance with the terms of an order that would constitute a qualified domestic relations order, within the meaning of Section 414(p) of the Code, with respect to the Basic Plan, as determined thereunder.
13.10	No Trust.
          Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company or the Employer and the Participants, their beneficiaries hereunder or any other person.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers this 6 day of April, 2007.

PEABODY INVESTMENTS CORP.

By	/s/ Sharon Fiehler

EXHIBIT A
Appalachia Mine Services, LLC
Arclar Company, LLC (effective January 31, 2006)
Big Ridge, Inc. (effective January 31, 2006)
Big Sky Coal Company
Black Beauty Coal Company
Black Stallion Coal Company, LLC
Bluegrass Coal Company
COALSALES, LLC
COALSALES II, LLC
COALTRADE, LLC
Colony Bay Coal Company
Dodge Hill Mining Company, LLC
Eastern Associated Coal Corp.
Grand Eagle Mining, Inc.
Highland Mining Company
Highwall Mining Services Company
HMC Mining, LLC
Lee Ranch Coal Company
Martinka Coal Company
Ohio County Coal Company
Patriot Coal Company, L.P.
Peabody Coal Company
Peabody Western Coal Company
Powder River Coal Company
Pine Ridge Coal Company
Rivers Edge Mining, Inc.
Seneca Coal Company
Twentymile Coal Company